Exhibit 99.2

XL Fleet Corp. Announces Redemption of Public Warrants

Redemption Expected to Increase Cash Balance by Up to $88 Million While Streamlining Capital Structure

BOSTON, January 28, 2021 – XL Fleet Corp. (NYSE: XL) (“XL Fleet” or the “Company”), a leader in vehicle electrification solutions for commercial and municipal fleets, today announced that the Company will redeem all of its outstanding publicly held warrants (the “Public Warrants”). Holders of the Public Warrants have until 5:00 p.m. Eastern Standard Time (EST) on March 1, 2021 to exercise their Public Warrants. The Public Warrants are exercisable for an aggregate of approximately 7.67 million shares of Common Stock, which reflects the total number of outstanding Public Warrants as of January 27, 2021, at a price of $11.50 per share, representing approximately $88 million in total potential cash proceeds to XL Fleet. Following the redemption, and assuming all outstanding Public Warrants are exercised, XL Fleet expects to have approximately 139 million shares of Common Stock outstanding.

“We believe that the redemption of our Public Warrants will further fortify our financial position by bringing up to an additional $88 million of cash on our balance sheet if all of the Public Warrants are exercised, while further streamlining our capital structure,” said Dimitri Kazarinoff, Chief Executive Officer of XL Fleet. “Following the redemption, we will be armed with up to more than $420 million in cash, positioning us with significant strength and flexibility to execute on our growth initiatives, including further development of our suite of product offerings and applications, international expansion, and potential strategic M&A.”

Public Warrant Details

Under the terms of the agreement governing the Public Warrants (the “Warrant Agreement”), XL Fleet is entitled to redeem all of the outstanding Public Warrants for a redemption price of $0.01 per Public Warrant if the last sales price of the Company’s Common Stock is at least $18.00 per share on each of twenty (20) trading days within any thirty-day (30) trading period ending on the third trading day prior to the date on which a notice of redemption is given. This performance threshold was achieved following the market close on January 25, 2021.

Any Public Warrants that remain unexercised immediately after 5:00 p.m. EST on March 1, 2021, the redemption date, will be void and no longer exercisable, and the holders of those Public Warrants will be entitled to receive $0.01 per Public Warrant.

Warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement and still held by the initial holders thereof or their permitted transferees are not subject to this redemption.

Additional Information

At the direction of the Company, Continental Stock Transfer and Trust Company, in its capacity as warrant agent, has mailed a notice of redemption to each of the registered holders of the outstanding Public Warrants. Holders of Public Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Public Warrants since the process to exercise is voluntary.

None of XL Fleet, its Board of Directors or employees has made or is making any representation or recommendation to any holder of the Public Warrants as to whether to exercise or refrain from exercising any Public Warrants.

The shares of Common Stock underlying the Public Warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-252089).

Questions concerning redemption and exercise of the Public Warrants can be directed to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, telephone number (212) 509-4000.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of XL Fleet’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About XL Fleet Corp.

XL Fleet is a leading provider of vehicle electrification solutions for commercial and municipal fleets in North America, with more than 140 million miles driven by customers such as The Coca-Cola Company, Verizon, Yale University and the City of Boston. XL Fleet’s hybrid and plug-in hybrid electric drive systems can increase fuel economy up to 25-50 percent and reduce carbon dioxide emissions up to 20-33 percent, decreasing operating costs and meeting sustainability goals while enhancing fleet operations. XL Fleet’s plug-in hybrid electric drive system was named one of TIME magazine’s best inventions of 2019. For additional information, please visit www.xlfleet.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the redemption of the Public Warrants, the expected proceeds from the exercise of the Public Warrants and the expected use of such proceeds. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of management and are not predictions of actual performance. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including but not limited to failure to realize the anticipated benefits from the business combination; the effects of pending and future legislation; the highly competitive nature of the Company’s business and the commercial vehicle electrification market; litigation, complaints, product liability claims and/or adverse publicity; cost increases or shortages in the components necessary to support the Company’s products and services; the introduction of new technologies; the impact of the COVID-19 pandemic on the Company’s business, results of operations, financial condition, regulatory compliance and customer experience; the potential loss of certain significant customers; privacy and data protection laws, privacy or data breaches, or the loss of data; general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the inability to convert its sales opportunity pipeline into binding orders; risks related to the rollout of the Company’s business and the timing of expected business milestones; the effects of competition on the Company’s future business; the availability of capital; and the other risks discussed under the heading “Risk Factors” in our filings with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. These forward-looking statements speak only as of the date hereof and the Company specifically disclaims any obligation to update these forward-looking statements.

Media Contacts:

Eric Foellmer, Director of Marketing

(617) 648-8555

PR@xlfleet.com

xlfleetPR@icrinc.com

Investor Contact:

Marc Silverberg, Partner (ICR)

xlfleetIR@icrinc.com